AGREEMENT

This agreement (this "Agreement") is made and entered into this 29 day of January 2010, by and between Abraham Keinan ("Keinan"), Guy Nissenson ("Nissenson") and Campbeltown Business Ltd. (“Campbeltown “).

W I T N E S S E T H :

WHEREAS, on January 29, 2010, Keinan, AMIT K LTD (a company owned and controlled by Keinan) and Xfone, Inc. (the “Company” or “Xfone”) have entered into an agreement (the “Purchase Agreement”) pursuant to which Keinan shall purchase from Xfone, through AMIT, all of the capital stock of Swiftnet Limited, Auracall Limited, Equitalk.co.uk Limited, Story Telecom, Inc. and Story Telecom Limited (the “Transaction”); and

WHEREAS, as of the date of this Agreement, Keinan is the beneficial owner of 3,208,000 shares of common stock of Xfone (“Keinan’s Shares”); and

WHEREAS, Nissenson, Campbeltown and Keinan have entered into a voting agreement dated September 28, 2004 (the “Voting Agreement”), and, subject to and upon the consummation of the Transaction, they wish to terminate the Voting Agreement and simultaneously replace it with an irrevocable written appointment by Keinan of Nissenson, to act as Keinan’s proxy in respect of Keinan’s Shares and any other shares of Xfone Keinan may own or hold thereafter, in the form agreed upon by the Parties (the “Irrevocable Proxy”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Keinan, Nissenson and Campbeltown (the Parties") agree as follows:

1.	Subject to and upon the consummation of the Transaction, the Voting Agreement shall be terminated, effective immediately.

2.
The Irrevocable Proxy shall not be revocable or revoked by Keinan and shall be binding upon his successors and assigns, provided, however, that the Irrevocable Proxy shall have no force and effect, in respect of such shares sold by Keinan in an arm’s length sale (in good faith) of the shares to a third party that is not an Affiliate (as defined in the Irrevocable Proxy) or related party of Keinan.  The Irrevocable Proxy shall remain in effect for as long as Nissenson is the record or beneficial holder of one hundred thousand (100,000) or more shares of the Company’s common stock or a director or an executive officer of the Company. In the event that Nissenson is not the record or beneficial holder of any shares of the Company’s common stock and has ceased to be a director and an executive officer of the Company, the Irrevocable Proxy shall have no force and effect.

3.	Upon entering into this Agreement, Keinan shall deliver to Adv. Yoram Muszkat of 85 Yehuda Halevi St., Tel Aviv, Israel who is an agreed escrow agent for the Parties (the “Escrow Agent”):

a.	The Irrevocable Proxy, duly executed and with the date of execution left in blank.
b.
A letter of resignation from Keinan’s directorship at Xfone, which shall become effective in the event Keinan is no longer the record or beneficial holder of at least 1,000,000 shares of the Company’s common stock (“Keinan’s Resignation Letter”).

4.	Subject to and upon the consummation of the Transaction, the Escrow Agent shall deliver the Irrevocable Proxy to Nissenson.

5.
Subject to and upon the consummation of the Transaction, and upon receipt of adequate evidence that Keinan is no longer the record or beneficial holder of at least 1,000,000 shares of the Company’s common stock in the aggregate, owned directly and/or indirectly, not including unexercised options to purchase common stock, the Escrow Agent shall deliver Keinan’s Resignation Letter to Nissenson.

For purposes of this agreement, “adequate evidence” shall mean (1) a filing with the Securities and Exchange Commission by Keinan and/or his affiliates on Form 4, Form 5, Schedule 13D or Schedule 13G, or amendments thereto, which reports aggregate ownership of less than 1,000,000 shares directly and indirectly; or (2) a written statement by Keinan addressed to the Company or the Escrow Agent to the effect that Keinan is no longer the record or beneficial holder of at least 1,000,000 shares of the Company’s common stock.

6.
Subject to and upon the consummation of the Transaction, and for as long as Nissenson has voting power over any shares of the Company's common stock, in any manner whatsoever, and Keinan is a record or beneficial holder of at least 1,000,000 shares of the Company’s common stock, Nissenson undertakes to vote “FOR” the election/re-election of Keinan as a director of Xfone at any shareholder meeting at which Keinan is standing for election/re-election.

7.
In the event the Transaction is not consummated as set forth in the Purchase Agreement, for any reason, (i) the Escrow Agent shall deliver the Irrevocable Proxy to Keinan; (ii) this Agreement shall terminate and shall be of no further force and effect, and (iii) the Voting Agreement shall remain in force and effect for the remainder of its term.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the day and year first above written.

/s/ Abraham Keinan                                                            /s/ Guy Nissenson
Abraham Keinan                                                                    Guy Nissenson

 /s/ Guy Nissenson
Campbeltown Business Ltd.